Exhibit 5.2

March 11, 2011

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, Minnesota 55423

Ladies and Gentlemen:

We have acted as Minnesota counsel to Best Buy Co., Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-172662 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the issuance and sale by the Company of $350 million aggregate principal amount of its 3.750% Notes due 2016 and $650 million aggregate principal amount of its 5.500% Notes due 2021 (collectively, the “Notes”).  The Notes will be issued under an indenture (the “Base Indenture”) to be dated as of March 11, 2011, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto to be dated as of March 11, 2011, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement; the Pricing Term Sheet dated March 8, 2011, relating to the Notes, filed with the Commission pursuant to Rule 433 under the Act; the Prospectus Supplement dated March 8, 2011 (including the Prospectus dated March 8, 2011), relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Act; the Underwriting Agreement dated March 8, 2011, by and among the Company and the several underwriters identified in Schedule II thereto (the “Underwriting Agreement”), which has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof (“Form 8-K”); the form of the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement; and the form of the First Supplemental Indenture, which has been filed with the Commission as an exhibit to the Form 8-K .  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (iv) the legal capacity and competency of natural persons, (v) when executed, the due authorization, execution and delivery of the Indenture by the Trustee and (vi) that the Indenture, when executed, will constitute the valid, binding and enforceable obligation of the Trustee.

As to questions of fact relating to the opinion expressed below, we have relied upon the representations and warranties to be contained in and made pursuant to the Indenture and upon the certificates of officers of the Company or of public officials.  While we have no reason to believe that any of the factual information upon which we have relied in expressing the opinion set forth herein is inaccurate or incomplete, we have not independently verified the accuracy or completeness of such factual information.  Without limiting the generality of the foregoing, we have not made any independent investigation to identify judgments, orders, rules or regulations of any Minnesota state governmental or regulatory authority or court relating to or affecting the Company.

We are admitted to practice in the State of Minnesota, and we express no opinion as to the laws of any jurisdiction other than the State of Minnesota and the federal laws of the United States of America.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized by the Company and, when executed and delivered in accordance with the Indenture and the Underwriting Agreement, will be duly executed and delivered by the Company in accordance with the law of the State of Minnesota.

The opinion set forth above may be relied upon by Simpson Thacher & Bartlett LLP, counsel for the Company, to the extent it covers matters of Minnesota law.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 8-K and to the incorporation by reference of this opinion letter into the Registration Statement.

Very truly yours,

/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.